Exhibit 10.40(a)
ONCOTHYREON INC.
AMENDMENT TO GARY CHRISTIANSON OFFER LETTER
     This amendment (the “Amendment”) is made by and between Gary Christianson (“Executive”) and Oncothyreon Inc. (formerly Biomira Inc.), a Delaware corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 31, 2008.
WITNESSETH:
     WHEREAS, the Parties previously entered into an offer letter, dated June 29, 2007 (the “Offer Letter”); and
     WHEREAS, the Company and Executive desire to amend certain provisions of the Offer Letter in order to come into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any final regulations and official guidance promulgated thereunder (together, “Section 409A”) so as to avoid the imposition of the additional tax imposed under Section 409A, as set forth below.
     NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Offer Letter is hereby amended as follows:
1. Severance. Section 5 of the Offer Letter is hereby amended to add the following to the end thereof:
          “Section 409A.
          (i) Notwithstanding anything to the contrary in this letter agreement, no severance payable to you, if any, pursuant to this letter agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and official guidance promulgated thereunder (together, “Section 409A”) (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.
          (ii) Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service, then, if required, the Deferred Payments, which are otherwise due to you on or within the six (6) month period following your separation from service will accrue, to the extent required, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service or the date of your death, if earlier.

All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
          (iii) Any amount paid under the letter agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.
          (iv) Any amount paid under this letter agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your employment is terminated.
          (v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.”
2. Relocation. Section 8 of the Offer Letter is hereby amended to add the following sentence to the end thereof:
“Any such Company provided or paid relocation expenses are subject to your continued employment with the Company through the payment date.”
3. Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.
4. Entire Agreement. This Amendment and the Offer Letter constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

5. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.
6. Governing Law. This Amendment will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

     IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	ONCOTHYREON INC.

/s/ Robert L. Kirkman, M.D.

	By:	Robert L. Kirkman, M.D.

	Title:	President and Chief Executive Officer

EXECUTIVE	GARY CHRISTIANSON

/s/ Gary Christianson